Exhibit 99


    Snap-on Reports $0.30 EPS for Fourth-Quarter 2003 and $1.35 EPS for Full-Year 2003; Results in line with recent estimates

   KENOSHA, Wis.--(BUSINESS WIRE)--Feb. 4, 2004--Snap-on Incorporated (NYSE: SNA), a global leader in tools, diagnostics and equipment, today announced results for the fourth quarter and fiscal full year ended January 3, 2004, that were in line with the company's recent estimates announced on January 21, 2004.

   -- Net earnings for the fourth quarter of 2003 were $17.3 million, or $0.30 per diluted share, on $599.3 million in sales. For the year-ago period, net earnings were $33.1 million, or $0.56 per diluted share, on $549.5 million of sales.

   -- Earnings in the fourth quarter, as previously disclosed, were adversely impacted by higher costs from an accelerated implementation of continuous improvement actions, lagging improvements in the company's economically sensitive businesses, particularly its equipment businesses, and certain other factors affecting the comparisons, including higher pension expense. Snap-on's worldwide equipment business reported a $6 million decline in operating income year over year, related primarily to its North American collision repair business.

   -- Cash flow from operating activities was $37.0 million in the 2003 fourth quarter, after a voluntary pension contribution of $78.2 million. Free cash flow, comprising cash flow from operating activities less capital expenditures of $10.7 million, was $26.3 million. As previously announced, Snap-on expects to accelerate its planned 2004 share repurchases, and repurchase approximately 750,000 to 1 million shares.

   -- Net earnings for the full-year 2003 were $78.7 million, or $1.35 per diluted share, on $2.23 billion in sales. For the year-ago period, net earnings were $106.0 million, or $1.81 per diluted share, on $2.11 billion of sales. Of the 2003 sales increase, $111.8 million resulted from currency translation. Cash flow from operating activities was $177.0 million, after $95.2 million in pension contributions made during 2003.

   -- As previously announced, Snap-on expects increased profitability and growth in 2004. Signs of improving business conditions in certain of the company's end-markets began to appear late in the fourth quarter of 2003. Additionally, the company expects that actions taken during the past year will lead to stronger operating margins going forward, resulting in expected earnings of $1.80 to $2.20 per diluted share for full-year 2004.

   Fourth Quarter Results

   Net earnings for the fourth quarter of 2003 were $17.3 million, or $0.30 per diluted share, on $599.3 million in sales. For the year-ago period, net earnings were $33.1 million, or $0.56 per diluted share, on $549.5 million of sales. Currency translation contributed $33.4 million of the 2003 sales increase. The total net currency impact on earnings, however, was a negative $2 million pretax year over year, primarily due to the adverse margin effects from products manufactured in Canada and Sweden.
   During the 2003 fourth quarter, notable operating success was achieved year over year in increasing working investment turnover and, in particular, inventory turns. However, earnings and operating margin comparisons were impacted by:

   -- Poor performance in the company's equipment businesses in the Commercial and Industrial Group, particularly a market softness in sales of collision repair equipment, which resulted in an approximate $6 million decline in operating income;

   -- Higher costs year over year of $12 million pretax for expenses associated with continuous improvement actions to enhance performance, including approximately $6 million in expenses related to the previously announced closing of two U.S. hand-tool plants and $4 million for the closure of a large-platform diagnostics facility; and

   -- Higher pension, other retirement and insurance costs of $6 million pretax.

   The 2002 fourth quarter included a $4.6 million pretax benefit, or $0.05 per diluted share, largely from the favorable resolution of a patent infringement matter net of provisions for certain other contractual matters.

   Segment Results

   In the Snap-on Dealer Group segment, operating earnings were $14.8 million on total net sales of $275.4 million for fourth-quarter 2003, compared with $25.0 million of operating earnings on $263.8 million of sales in fourth-quarter 2002.
   Of the total worldwide sales increase, $8.9 million resulted from currency translation. In North America, the Snap-on franchised dealer business grew 2% in sales volume, with continued softness being experienced in sales of large, platform-based diagnostics sold through the "tech rep" organization. As reported by U.S. Snap-on franchised dealers, sales to their customers were particularly strong, increasing at a high-single-digit rate for the fourth quarter of 2003. This improvement is estimated to have largely resulted from improved market penetration, as a result of dealer expansions through second vans, reaching new customers and being better able to serve existing customers. However, efforts by North American dealers in strengthening their fiscal health through improved working investment turnover had a dampening impact on sales by Snap-on to its dealers.
   For the fourth quarter of 2003, operating earnings improvements from the increase in 2003 sales, the benefits of ongoing cost reductions and $3 million of benefit associated with the reduction in LIFO-valued inventories were more than offset by $5 million of plant closure costs and approximately $1 million in higher expenses due to production inefficiencies and other expenses associated with the relocation of production from the two hand-tool plants, which are anticipated to be closed by April 2004. In addition, there were $3 million of higher year-over-year pension, other retirement and insurance costs and $4 million of higher freight and catalog expenses. In 2002, fourth-quarter results included a benefit of $2.5 million related to the aforementioned patent resolution.
   In the Diagnostics and Information Group segment, operating earnings were $6.0 million on total net sales of $77.2 million for fourth-quarter 2003, compared with $7.6 million of operating earnings on $78.9 million of sales in fourth-quarter 2002.
   The slight decline in year-over-year sales is principally due to lower intersegment sales. The growth of handheld diagnostics was offset by a market softness in large, platform-based diagnostics (products primarily sold through the Dealer Group's "tech rep" organization) and the impact resulting from the transfer of certain European equipment production to the Commercial and Industrial Group, which reduced intersegment sales for these products.
   Operating earnings for the fourth quarter of 2003 include approximately $4 million of costs largely associated with the closing of the U.S. facility that assembled large-platform diagnostics. Savings from prior restructuring initiatives and other continuous improvement actions, as well as $2 million of gains from sales of facilities, largely offset the costs associated with this facility closure. Fourth-quarter 2002 included a $1.9 million benefit from the reversal of excess restructuring reserves.
   In the Commercial and Industrial Group segment, operating earnings were $2.4 million on total net sales of $314.3 million for fourth-quarter 2003, compared with $17.4 million of operating earnings on $275.6 million of sales in fourth-quarter 2002.
   Of the total worldwide sales increase, $24.1 million resulted from currency translation. Weak economic conditions in Europe and, at the beginning of the quarter in North America, continued to impact the sale of equipment to vehicle repair shops and the sale of industrial tools in such sectors as aerospace and aviation, general manufacturing and non-residential construction. These declines were partially offset by revenue growth in the company's facilitation business for new vehicle dealerships and an improving sales trend for industrial tools in North America that began late in the quarter in certain sectors.
   In the fourth quarter of 2003, profitability improvements from prior restructuring activities were more than offset by the combined margin impact of lower volumes in certain businesses, particularly in the Group's worldwide equipment businesses. These equipment businesses represented a $6 million decline in operating earnings, primarily related to the collision repair business in North America.
   Additional factors that contributed to the lower fourth-quarter operating earnings year over year were negative net currency effects of $3 million, resulting from the sourcing of a significant portion of the Group's tool and equipment products from Sweden and Canada; $3 million of higher pension, other retirement and insurance costs and $2 million associated with higher manufacturing and inventory reduction-related costs, net of LIFO-inventory benefits realized.
   In 2002, the fourth quarter included a net benefit of $2.1 million related to the aforementioned patent resolution, net of provisions for certain contractual matters.

   Cash Flow

   Cash flow from operating activities was $37.0 million in the fourth quarter of 2003 compared with $98.3 million in fourth-quarter 2002. During the fourth quarter of 2003, Snap-on made a voluntary pension contribution of $78.2 million and, as a result, Snap-on expects that it will not need to make further contributions to its U.S. plans until 2006, based upon current actuarial assumptions.
   For the full-year 2003, cash flow from operating activities was $177.0 million compared with $224.1 million in 2002. In 2003, Snap-on made pension contributions totaling $95.2 million compared with $13.1 million in 2002. Free cash flow for 2003, comprising cash flow from operating activities less capital expenditures of $29.4 million, was $147.6 million.
   After payments to shareholders in the form of dividends and share repurchases during the past year, as well as the funding of pension obligations, free cash flow was used to lower the company's net debt position. The ratio of total net debt (total debt less cash and cash equivalents) to total invested capital (total net debt plus shareholders' equity) was 19.0% at fiscal year-end 2003 compared with 29.2% at fiscal year-end 2002, reflecting both a decrease in net debt and an increase in shareholders' equity, including $132 million from currency translation.
   An important priority for Snap-on in improving its return on capital has been to focus on improving asset utilization; in particular, by making more effective use of investment in working capital. The company's target is to improve working investment (accounts receivable plus inventories less accounts payable) turnover to four turns by the end of 2005.
   Working investment at the end of 2003 improved to $708.2 million compared with $755.2 million at year-end 2002 (including the negative impact of approximately $81 million in 2003 from currency translation), which equates to 3.2 turns in working investment compared with 2.9 turns at year-end 2002. Inventory turns, an important element in working investment, improved to 3.5 turns at the end of 2003 compared with 2.9 turns a year ago.

   Outlook

   As previously announced, Snap-on will continue to emphasize the consistent and widespread application of its Driven to Deliver(TM) strategic framework to reach its targeted financial objectives. The company remains committed to seeking opportunities for process improvements, through the use of "lean" tools, that will enhance competitiveness and customer responsiveness throughout its global organization.
   Snap-on, as previously disclosed, expects that first-quarter 2004 results will include approximately $15 million in further continuous improvement costs, including approximately $8 million of costs associated with the two aforementioned hand-tool plant closings, in order to maintain its accelerated pace of activity. Lean and continuous improvement activity levels will continue throughout the year, with an estimated additional $8 million to $10 million of related costs expected beyond the first quarter. However, beginning in the second quarter of 2004, Snap-on expects the profit benefits from these, and from prior actions, to begin to exceed such costs; thereby leading to reported net earnings that exceed prior-year levels.
   For full-year 2004, Snap-on expects continued steady growth in demand for tools and handheld diagnostics by vehicle-service technicians, as well as in the purchase of tools by its dealers. Additionally, with improving signs of economic recovery in North America, Snap-on anticipates it could achieve a modest level of sales improvements in its more cyclical commercial and industrial businesses. Snap-on expects full-year 2004 reported earnings to be in the range of $1.80 to $2.20 per diluted share, including the estimated $0.25 to $0.28 per share in costs for continuous improvement actions.

   Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostic and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle-service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2+ billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 12,600 people worldwide.

   Important information about forward-looking statements

   Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "estimates," "believes," "anticipates," or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements. Snap-on or its representatives may also make similar forward-looking statements from time to time orally or in writing. Snap-on cautions the reader that these statements are subject to risks, uncertainties or other factors that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. Those important factors include the validity of the assumptions and bases underlying such statements, and the timing and progress with which Snap-on can continue to achieve savings from cost reduction, continuous improvement and other Operational Fitness initiatives; Snap-on's capability to retain and attract dealers, effectively implement new programs, capture new business, introduce successful new products and other Profitable Growth initiatives; Snap-on's further success in scaling up its TAG operation; its ability to weather disruption arising from planned facility closures; Snap-on's ability to withstand external negative factors including terrorist disruptions on business, changes in trade, monetary and fiscal policies, regulatory reporting requirements, laws and regulations, or other activities of governments or their agencies, including military actions and such aftermath that might occur; and the absence of significant changes in inflation, the current competitive environment, energy supply or pricing, legal proceedings, supplier disruptions, currency fluctuations or the material worsening of economic and political situations around the world.
   These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Snap-on operates in a continually changing business environment and new factors emerge from time to time. Snap-on cannot predict such factors nor can it assess the impact, if any, of such factors on Snap-on's financial position or its results of operations. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release. Any opinions, estimates or forecasts regarding Snap-on's performance made by analysts are theirs alone and do not represent the opinions, forecasts or predictions of Snap-on or its management, nor does Snap-on endorse or otherwise comment on such forecasts.

                         SNAP-ON INCORPORATED
                  Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                              (unaudited)


                            Three Months Ended   Twelve Months Ended
                            ------------------- ----------------------
                             January   December  January     December
                                3,        28,       3,          28,
                               2004      2002      2004        2002
                            --------- --------- ----------- ----------

Net sales                    $599.3    $549.5    $2,233.2    $2,109.1
Cost of goods sold           (347.9)   (299.5)   (1,268.5)   (1,144.2)
                             -------   -------   ---------   ---------
Gross profit                  251.4     250.0       964.7       964.9
Operating expenses           (228.2)   (200.0)     (858.4)     (804.3)
Net finance income             12.1      11.3        43.8        37.7
                             -------   -------   ---------   ---------
Operating earnings             35.3      61.3       150.1       198.3
Interest expense               (6.2)     (6.5)      (24.4)      (28.7)
Other income (expense) - net   (2.5)     (3.1)       (9.0)       (8.4)
                             -------   -------   ---------   ---------
Earnings before income taxes   26.6      51.7       116.7       161.2
Income tax expense             (9.3)    (18.6)      (38.0)      (58.0)
                             -------   -------   ---------   ---------
Earnings before cumulative
 effect                        17.3      33.1        78.7       103.2
Cumulative effect of a
 change in accounting principle,
 net of tax                       -         -           -         2.8
                             -------   -------   ---------   ---------

Net earnings                  $17.3     $33.1       $78.7      $106.0
                             =======   =======   =========   =========


Earnings per share - basic:
 Earnings before cumulative
  effect                      $0.30     $0.57       $1.35       $1.77
 Cumulative effect of a
  change in accounting principle,
  net of tax                      -         -           -        0.05
                             -------   -------   ---------   ---------
 Net earnings                 $0.30     $0.57       $1.35       $1.82
                             =======   =======   =========   =========

Earnings per share - diluted:
 Earnings before cumulative
  effect                      $0.30     $0.56       $1.35       $1.76
 Cumulative effect of a change
  in accounting principle,
  net of tax                      -         -           -        0.05
                             -------   -------   ---------   ---------
 Net earnings                 $0.30     $0.56       $1.35       $1.81
                             =======   =======   =========   =========

Weighted-average shares
 outstanding:
 Basic                         58.2      58.3        58.2        58.2
 Effect of dilutive options     0.2       0.3         0.2         0.3
                             -------   -------   ---------   ---------
 Diluted                       58.4      58.6        58.4        58.5
                             =======   =======   =========   =========


                         SNAP-ON INCORPORATED
        Net Sales and Operating Earnings by Reportable Segment
                         (Amounts in millions)
                              (unaudited)

                            Three Months Ended    Twelve Months Ended
                            ------------------- ----------------------
                             January   December  January     December
                                3,        28,       3,          28,
                               2004      2002      2004        2002
                            --------- --------- ----------- ----------
Net sales to external customers
Snap-on Dealer Group         $268.6    $256.2    $1,046.2    $1,014.6
Commercial and Industrial
 Group                        281.9     248.2     1,011.4       929.0
Diagnostics and Information
 Group                         48.8      45.1       175.6       165.5
                             -------   -------   ---------   ---------
Total net sales to external
 customers                   $599.3    $549.5    $2,233.2    $2,109.1
                             =======   =======   =========   =========

Intersegment sales
Snap-on Dealer Group           $6.8      $7.6       $27.0       $25.1
Commercial and Industrial
 Group                         32.4      27.4       122.5       116.7
Diagnostics and Information
 Group                         28.4      33.8       133.4       168.9
                             -------   -------   ---------   ---------
Total intersegment sales      $67.6     $68.8      $282.9      $310.7
                             =======   =======   =========   =========

Total net sales
Snap-on Dealer Group         $275.4    $263.8    $1,073.2    $1,039.7
Commercial and Industrial
 Group                        314.3     275.6     1,133.9     1,045.7
Diagnostics and Information
 Group                         77.2      78.9       309.0       334.4
                             -------   -------   ---------   ---------
Segment net sales             666.9     618.3     2,516.1     2,419.8
Intersegment eliminations     (67.6)    (68.8)     (282.9)     (310.7)
                             -------   -------   ---------   ---------
Total consolidated net
 sales                       $599.3    $549.5    $2,233.2    $2,109.1
                             =======   =======   =========   =========

Operating earnings
Snap-on Dealer Group          $14.8     $25.0       $70.2       $89.6
Commercial and Industrial
 Group                          2.4      17.4        13.1        46.0
Diagnostics and Information
 Group                          6.0       7.6        23.0        25.0
                             -------   -------   ---------   ---------
Segment operating earnings     23.2      50.0       106.3       160.6
Net finance income             12.1      11.3        43.8        37.7
                             -------   -------   ---------   ---------
Operating earnings             35.3      61.3       150.1       198.3
Interest expense               (6.2)     (6.5)      (24.4)      (28.7)
Other income (expense) - net   (2.5)     (3.1)       (9.0)       (8.4)
                             -------   -------   ---------   ---------

Earnings before income taxes  $26.6     $51.7      $116.7      $161.2
                             =======   =======   =========   =========

Segment net sales are defined as total net sales, including both net sales to external customers and intersegment sales, before elimination of intersegment activity. For 2003 reporting, segment operating earnings (for all periods presented) are defined as segment net sales less cost of goods sold and operating expenses, including applicable restructuring and other non-recurring charges. Certain prior-year reclassifications have been made to conform to the 2003 management reporting structure.

                         SNAP-ON INCORPORATED
                      Consolidated Balance Sheets
                (Amounts in millions except share data)


                                                January 3,    December
                                                                  28,
                                                     2004        2002
                                               ------------ ----------
                                               (unaudited)
Assets
  Cash and cash equivalents                         $96.1       $18.4
  Accounts receivable - net of allowances           546.8       556.2
  Inventories - net                                 351.1       369.9
  Deferred income tax benefits - current             71.4        56.4
  Prepaid expenses and other assets                  66.3        50.1
                                                 ---------   ---------
       Total current assets                       1,131.7     1,051.0

  Property and equipment - net                      328.6       330.2
  Deferred income tax benefits                       16.1        60.9
  Goodwill - net                                    417.6       366.4
  Other intangibles - net                            69.5        65.7
  Other assets                                      175.0       119.9
                                                 ---------   ---------

       Total Assets                              $2,138.5    $1,994.1
                                                 =========   =========

Liabilities
  Accounts payable                                 $189.7      $170.9
  Notes payable and current maturities
       of long-term debt                             30.2        56.4
  Accrued benefits                                   35.3        40.1
  Accrued compensation                               49.2        44.4
  Dealer deposits                                    49.9        46.1
  Deferred subscription revenue                      20.6        42.5
  Income taxes                                       20.1        29.8
  Other accrued liabilities                         172.2       122.2
                                                 ---------   ---------
       Total current liabilities                    567.2       552.4

  Long-term debt                                    303.0       304.3
  Deferred income taxes                              34.3        33.6
  Retiree health care benefits                       89.3        94.0
  Pension liability                                  74.2       136.6
  Other long-term liabilities                        59.6        42.8
                                                 ---------   ---------
       Total Liabilities                         $1,127.6    $1,163.7

Shareholders' Equity
  Common stock - $1 par value                       $67.0       $66.9
  Additional paid-in capital                         94.5        72.9
  Retained earnings                               1,084.7     1,064.2
  Accumulated other comprehensive
       income (loss)                                 38.6      (123.8)
  Grantor stock trust at fair market value         (159.2)     (147.5)
  Treasury stock at cost                           (114.7)     (102.3)
                                                 ---------   ---------
       Total Shareholders' Equity                $1,010.9      $830.4
                                                 ---------   ---------

       Total Liabilities and Shareholders'
        Equity                                   $2,138.5    $1,994.1
                                                 =========   =========


                         SNAP-ON INCORPORATED
                Supplemental Balance Sheet Information
                         (Amounts in millions)
                              (unaudited)

                                           January  December
                                              3,       28,
                                             2004      2002    Change
                                          --------- ---------  -------

Accounts receivable
  Trade accounts receivable                $501.8    $497.0      $4.8
  Installment receivables                    55.1      41.4      13.7
  Other accounts receivable                  34.9      59.0     (24.1)
                                           -------   -------   -------
       Total                               $591.8    $597.4     $(5.6)
  Allowance for doubtful accounts           (45.0)    (41.2)     (3.8)
                                           -------   -------   -------
       Total accounts receivable - net     $546.8    $556.2     $(9.4)
                                           =======   =======   =======

  Loss reserves as a % of receivables         7.6%      6.9%


Inventory
  Raw materials                             $80.7     $86.2     $(5.5)
  Work in process                            46.5      42.0       4.5
  Finished goods                            305.7     337.5     (31.8)
  Excess of current cost over LIFO cost     (81.8)    (95.8)     14.0
                                           -------   -------   -------
       Total inventory - net               $351.1    $369.9    $(18.8)
                                           =======   =======   =======


                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)
                                                   Three Months Ended
                                                   -------------------
                                                    January   December
                                                        3,        28,
                                                      2004       2002
                                                   --------- ---------
Operating activities
Net earnings                                         $17.3      $33.1
Adjustments to reconcile net earnings to net cash
  provided (used) by operating activities:
   Depreciation                                       16.3       12.1
   Amortization of intangibles                         0.5        0.5
   Deferred income tax provision                      15.1        7.2
   Loss on sale of assets                              0.2        0.2
   Loss on mark to market for cash flow hedges         0.8        0.3
Changes in operating assets and liabilities,
 net of effects of acquisitions:
   (Increase) decrease in receivables                 36.6        1.9
   (Increase) decrease in inventories                 31.2       44.8
   (Increase) decrease in prepaid and other assets   (45.9)      42.6
   Increase (decrease) in accounts payable             7.3      (18.3)
   Increase (decrease) in accruals and other
    liabilities                                      (42.4)     (26.1)
                                                    -------   --------
Net cash provided by operating activities             37.0       98.3

Investing activities
Capital expenditures                                 (10.7)      (8.5)
Acquisitions of businesses - net of cash acquired        -       (7.1)
Proceeds from disposal of property and equipment       4.7       (0.8)
                                                    -------   --------
Net cash used in investing activities                 (6.0)     (16.4)

Financing activities
Proceeds from (payment for) long-term debt            (0.1)       1.2
Increase in long-term debt                               -       (4.3)
Net increase (decrease) in short-term borrowings      (6.1)     (50.7)
Purchase of treasury stock                            (4.4)      (5.8)
Proceeds from stock purchase and option plans          2.2        3.3
Cash dividends paid                                  (14.6)     (14.7)
                                                    -------   --------
Net cash used in financing activities                (23.0)     (71.0)

Effect of exchange rate changes on cash                2.7        0.6
                                                    -------   --------
Increase in cash and cash equivalents                 10.7       11.5

Cash and cash equivalents at beginning of period      85.4        6.9
                                                    -------   --------
Cash and cash equivalents at end of period           $96.1      $18.4
                                                    =======   ========

Supplemental cash flow disclosures
Cash paid for interest                                $4.8       $5.7
Cash paid for income taxes                           $26.5      $11.5


                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)

                                                   Twelve Months Ended
                                                   -------------------
                                                    January   December
                                                       3,         28,
                                                      2004       2002
                                                   --------- ---------
Operating activities
Net earnings                                         $78.7     $106.0
Adjustments to reconcile net earnings to net cash
  provided (used) by operating activities:
    Cumulative effect of a change in accounting
     principle, net of tax                               -       (2.8)
    Depreciation                                      58.2       49.9
    Amortization of intangibles                        2.1        1.8
    Deferred income tax provision                      9.9       33.5
    Loss (gain) on sale of assets                      0.2       (0.3)
    Loss (gain) on mark to market for cash flow
     hedges                                            1.6       (1.3)
Changes in operating assets and liabilities,
 net of effects of acquisitions:
    (Increase) decrease in receivables                64.3       42.5
    (Increase) decrease in inventories                60.7       25.8
    (Increase) decrease in prepaid and other assets  (68.9)      33.0
    Increase (decrease) in accounts payable            4.4       22.1
    Increase (decrease) in accruals and other
     liabilities                                     (34.2)     (86.1)
                                                    -------   --------
Net cash provided by operating activities            177.0      224.1

Investing activities
Capital expenditures                                 (29.4)     (45.8)
Acquisitions of businesses - net of cash acquired      0.1       (7.9)
Proceeds from disposal of property and equipment       8.7        6.0
                                                    -------   --------
Net cash used in investing activities                (20.6)     (47.7)

Financing activities
Payment of long-term debt                             (0.3)      (1.9)
Net decrease in short-term borrowings                (28.9)    (116.0)
Purchase of treasury stock                           (12.5)     (12.2)
Proceeds from stock purchase and option plans         10.0       20.5
Proceeds from termination of interest rate swap
 agreement                                             5.1          -
Cash dividends paid                                  (58.2)     (56.5)
                                                    -------   --------
Net cash used in financing activities                (84.8)    (166.1)

Effect of exchange rate changes on cash                6.1        1.4
                                                    -------   --------
Increase in cash and cash equivalents                 77.7       11.7

Cash and cash equivalents at beginning of year        18.4        6.7
                                                    -------   --------
Cash and cash equivalents at end of period           $96.1      $18.4
                                                    =======   ========

Supplemental cash flow disclosures
Cash paid for interest                               $24.1      $29.9
Cash paid for income taxes                           $39.8       $9.1

    CONTACT: Snap-on Incorporated
             Richard Secor (Media), 262-656-5561
             or
             William Pfund (Investors), 262-656-6488
             www.snapon.com